Exhibit 5

MGIC Investment Corporation

Jeffrey H. Lane
Executive Vice President, General Counsel
and Secretary

November 11, 2011

MGIC Investment Corporation
250 East Kilbourn Avenue
Milwaukee, WI  53202

Gentlemen:

I am Executive Vice President, General Counsel and Secretary of MGIC Investment Corporation, a Wisconsin corporation (the “Company”).  In that capacity, I have acted as counsel to the Company in connection with the preparation of a Registration Statement on Form S-8 (“Registration Statement”) relating to the Company’s 2011 Omnibus Incentive Plan (the “Plan”), and the registration under the Securities Act of 1933, as amended (“Act”), of (i) 1,000,000 shares (“Shares”) of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”) and (ii) related Common Share Purchase Rights (the “Rights”) which may be issued under the Plan, in the manner set forth in the Registration Statement.  The terms of the Rights are set forth in that certain Amended and Restated Rights Agreement, dated July 7, 2009, by and between the Company and Wells Fargo Bank National Association, as amended by an Amendment to Rights Agreement dated as of December 29, 2009 (the “Rights Agreement”).  In connection therewith, I have examined:  (i) the Registration Statement, (ii) the Rights Agreement; (iii) the Company’s Articles of Incorporation, as amended, and Amended and Restated Bylaws; (iv) corporate proceedings of the Company relating to the authorization for issuance of the Shares and Rights; and (v) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.

Based upon the foregoing, I am of the opinion that:

1.
The Shares subject to the Registration Statement, when issued and paid for in the manner set forth in the Plan will be legally issued, fully paid and nonassessable. With respect to the foregoing opinion, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case.  This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.

2.	The Rights subject to the Registration Statement, when issued pursuant to the terms of the Rights Agreement, will be validly issued.

I consent to the use of this opinion as an exhibit to the Registration Statement and to the reference of my name therein.  In giving my consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Act or within the category of persons whose consent is required by Section 7 of the Act.

Very truly yours,

/s/ Jeffrey H. Lane

Jeffrey H. Lane
Executive Vice President, General Counsel and Secretary

MGIC Plaza, P.O. Box 488, Milwaukee, Wisconsin 53201-0488, (414) 347-6406
WATS (800) 558-9900, FAX (414) 347-6959, E-mail: jeff_lane@mgic.com